Exhibit 10.4

AMENDMENT TO CHANGE-IN-CONTROL SEVERANCE AGREEMENT

This Amendment to the Change-in-Control Severance Agreement (the “Severance Agreement”), dated as of May 1, 1998 and amended as of September 30, 1999 between Ventas, Inc., a Delaware corporation (the “Company”), and T. Richard Riney (the “Employee”) is made as of March 19, 2007.

WITNESSETH:

WHEREAS, the Employee and the Company entered into the Severance Agreement;

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Amendment to the Severance Agreement.

NOW, THEREFORE, the Company and Employee agree as follows:

1. Section 3 of the Severance Agreement is amended and restated in its entirety as follows:

3. Severance Benefits. If at any time following a Change in Control and continuing for two years thereafter, the Company terminates the Employee without Cause, or the Employee terminates employment with the Company either for Good Reason or during any Window Period, then as compensation for services previously rendered the Employee shall be entitled to the following benefits:

a. Cash Payment. The Employee shall be paid cash equal to two times the greater of:

(i) the sum of (x) the Employee’s Base Salary and Target Bonus as of the Termination of Employment, and (y) the fair market value (determined as of the Termination of Employment) of any targeted number of restricted shares authorized to be issued to the Employee in respect of the year in which such Termination of Employment occurs (without regard to any acceleration of the award for such year), assuming for such purpose that all performance criteria applicable to such award with respect to the year in which such Termination of Employment occurs were deemed to be satisfied, or

(ii) the sum of (x) the Employee’s Base Salary and Target Bonus as of the Change-in-Control Date, and (y) the fair market value (determined as of the Change-in-Control Date) of any targeted number of restricted shares authorized to be issued to the Employee in respect of the year in which such Change-in-Control Date occurs (without regard to any acceleration of the award for such year), assuming for such purpose that all performance criteria applicable to such award with respect to the year in which such Change-in-Control Date occurs were deemed to be satisfied.

Notwithstanding the foregoing, in no event shall the Employee receive more than the Maximum Amount pursuant to this Section 3(a). The term Maximum Amount, for purposes of this Agreement, shall mean $3,000,000, provided, however, that for any termination that occurs in calendar years subsequent to 2007, the Maximum Amount will be adjusted to reflect increases, if any, in the Consumer Price Index that have occurred in the period between December 31, 2006 and the end of the calendar year immediately preceding the date of termination. As an example, if the termination occurs in 2008, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2007 and if the termination occurs in 2009, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2008. For purposes of this Agreement, Consumer Price Index means the CPI for All Urban Consumers (All Items; Base Year 1982 ), compiled and published by the Bureau of Labor Statistics of the United States Department of Labor

For purposes of this Agreement, “fair market value” shall have the meaning ascribed to such term under the Company’s Incentive Compensation Plan. Payment shall be made in a single lump sum upon the Employee’s effective date of termination.

b. Continuation of Benefits.

(i) For a period of two years following the Termination of Employment, the Company, at its sole cost and expense, shall provide health insurance benefits to Employee (and his family) equivalent to the coverage that the Employee would have had had he remained a participant under the health insurance plans applicable to Employee on the date of Termination of Employment, or, at the Employee’s election, the plans applicable to Employee as of the Change-in-Control Date. Such health insurance benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA (“COBRA Benefits”) treating the end of this period as a termination of the Employee’s employment if allowed by law.

(ii) For a period of two years following the Termination of Employment, the Company shall maintain in force, at its expense, the Employee’s life insurance benefits in effect as of the Change-in-Control Date or as of the date of Termination of Employment, whichever coverage limits are greater.

(iii) For a period of two years following the Employee’s Termination of Employment, the Company shall provide short-term and long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had had he remained employed or a participant under the disability insurance plans applicable to Employee on the date of Termination of Employment, or, at the Employee’s election, the plans applicable to Employee as of the Change-in-Control Date. Should Employee become disabled during such period, Employee shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

c. Retirement Savings Plan. To the extent not already vested pursuant to the terms of such plan, the Employee’s interests under the Retirement Savings Plan shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer-matching contributions based upon the Employee’s years of service with the Company.

d. Outstanding PCP Awards. The Company shall pay Employee within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the amount of awards under the Company’s Performance Cash Plan (“PCP”) that are based on actual performance for completed fiscal years but have not yet been paid. As an example, assume that Employee, following the 2006 fiscal year, was awarded a PCP award of $100 that would, assuming continuous employment, have been paid out following the end of the 2008 fiscal year (the “Outstanding PCP Award”). Upon a termination subject to this Section 3 that occurs prior to the payment of such Outstanding PCP Award, the Company would be obligated, pursuant to this Section 3(d), to pay Employee $100 in respect of such Outstanding PCP Award.

e. Plan Amendments. The Company shall adopt such employee benefit plans or amendments to its employee benefit plans, as applicable, as are necessary to effectuate the provisions of this Agreement.

2. A new Section 21 to the Agreement shall be added as follows:

21. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. All payments pursuant to this Agreement shall be subject to the provisions of this Section 21. If Employee is a “Specified Employee” of the Company for purposes of Internal Revenue Code Section 409A (“Code Section 409A”) at the time of a payment event set forth in this Agreement, then no severance or other payments pursuant to this Agreement shall be made to Employee by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this Section 21 result in a delay of payments to Employee, on the first day any such payments may be made without incurring a penalty pursuant to Code Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 21, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments to Employee should have been made under this Agreement. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended or any successor provision and the treasury regulations and rulings issued thereunder. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Employee, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A of the Code and without any diminution in the value of the payments or benefits to the Employee.

3. In all other respects, the Severance Agreement shall continue in full force and effect.

VENTAS, INC.

By:	/s/ Debra A. Cafaro
Debra A. Cafaro,
President and Chief Executive Officer

EMPLOYEE

By:	/s/ T. Richard Riney
T. Richard Riney